EXHIBIT 99.1

Interlink Electronics Closes Convertible Note Offering

Camarillo, California, July 20, 2007—Interlink Electronics, Inc. (OTC:LINK.PK), a global leader in the design, development and manufacture of human interface products and technologies today announced it has completed the sale of $5 million of 8% Convertible Notes and Warrants to a group of institutional investors that are existing Interlink shareholders. The investors are investment funds managed by Special Situations, SRB Management, JMP Asset Management, and Potomac Capital Management. The Convertible Notes have a term of three years and the principal of each Convertible Note is convertible into shares of the Company’s common stock at a conversion price of $1.26. In addition, the investors received five year Warrants to purchase an aggregate 1.98 million shares of common stock at an exercise price of $1.51 per share. The securities issuable upon conversion of the Convertible Notes and exercise of the Warrants carry registration rights under federal and state securities laws. The use of proceeds from the offering will allow the company to pay down its line of credit as well as be used for general working capital.

“This funding will greatly help the company focus on executing our growth plans. Over the last year we have continued to enhance our financial and operational infrastructure and at the same time we have refined our market focus. These accomplishments are the framework to our financial stability and profitability going forward” said E. Michael Thoben, President, Chairman, CEO & President of Interlink Electronics.

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (OTC: LINK.PK), is a global leader in the design, development and manufacture of intuitive human interface products and technologies. Setting tomorrow’s standards for electronic signature and e-notarization products, advanced remote controls and consumer electronics interface solutions, Interlink has established itself as one of the world’s leading innovators of intuitive interface design. With more than 80 patents around the world protecting its technologies and products, Interlink Electronics serves a world-class customer-base from its corporate headquarters in Camarillo, California and offices in Japan, Taiwan, Hong Kong and China. For more information, see http://www.interlinkelectronics.com.

This release contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: the sufficiency of cash, credit lines and other sources to finance our operations; the results of pending litigation; business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in, and acceptance by our market of, our product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding Interlink’s financial results, industry and revenue trends, the filing of reports with the Securities and Exchange Commission and future business activities should be considered in light of these factors.

Contacts:

Investor Relations Coordinator:

Michelle Lockard

mlockard@interlinkelectronics.com

805-484-8855 ext. 114

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